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                                                                     EXHIBIT (8)
October 13, 1995
First Union Corporation
One First Union Center
Charlotte, North Carolina 28288-0013
RS Financial Corp.,
219 Fayetteville Street Mall,
Raleigh, North Carolina 27601-1366
Ladies and Gentlemen:
     We have acted as special counsel to First Union Corporation, a corporation organized under the laws of North Carolina ("First Union"), in connection with the planned merger of RS Financial Corp., a corporation organized under the laws of North Carolina ("RSFC"), with and into First Union (the "Corporate Merger") and with the planned subsequent merger of Raleigh Federal Savings Bank, a federal savings bank, with and into First Union National Bank of North Carolina, a national banking association, (the "Bank Merger" and together with the Corporate Merger, the "Mergers") pursuant to the Agreement and Plan of Mergers, dated as of May 30, 1995 (the "Agreement"), by and among RSFC, Raleigh Federal Savings Bank, First Union, and First Union National Bank of North Carolina. Capitalized terms used but not defined herein shall have the meanings specified in the Prospectus/Proxy Statement pertaining to the Mergers.
     We have assumed with your consent that:
     (a) the Mergers will be effected in accordance with the Agreement, and
     (b) the representations contained in the letters of representation from RSFC and from First Union to us, each dated October 12, 1995, will be true at the Effective Date.
     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Corporate Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that:
     (i) no gain or loss will be recognized for federal income tax purposes by RSFC stockholders upon the exchange in the Corporate Merger of shares of RSFC Common Stock solely for FUNC Common Stock (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock);
     (ii) the basis of FUNC Common Stock received in the Corporate Merger by a RSFC stockholder (including the basis of any fractional share interest in FUNC Common Stock) will be the same as the basis of the shares of RSFC Common Stock surrendered in exchange therefor;
     (iii) the holding period of FUNC Common Stock received in the Corporate Merger by a RSFC stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period during which the shares of RSFC Common Stock surrendered in exchange therefor were held by the RSFC stockholder, provided such shares of RSFC Common Stock were held as capital assets;
     (iv) cash received by a holder of RSFC Common Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the RSFC Common Stock allocable to the fractional share interest; and

    (v) RSFC stockholders that hold their RSFC Common Stock as a captial asset and that dissent from the Corporate Merger and receive cash in exchange for their RSFC Common Stock should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received (less any amount constituting interest) and the RSFC stockholder's basis in the RSFC Common Stock surrendered therefor. Special rules may apply to dissenting
RSFC stockholders that actually or constructively (pursuant to Section 318 of the Code) own either shares of RSFC as to which dissenters rights are not being exercised or shares of FUNC. Any amount constituting interest would be taxable as ordinary income.

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First Union Corporation
RS Financial Corp.

     The tax consequences described above may not be applicable to RSFC stockholders that acquired their RSFC Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, that hold RSFC Common Stock as part of a "straddle" or "conversion transaction" or that are insurance companies, securities dealers, financial institutions or foreign persons.

     We hereby consent to the reference to us under the heading "The Mergers
 -- Certain Federal Income Tax Consequences" in the Prospectus/Proxy Statement pertaining to the Mergers and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
                                         Very truly yours,
                                         SULLIVAN & CROMWELL